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                                                                     Exhibit 2.2

                                                                EXECUTED VERSION







                            ASSET PURCHASE AGREEMENT

                          DATED AS OF JANUARY 23, 1996

                                  BY AND AMONG

                               CORION CORPORATION
                                   (as Seller)

                                       and

                            THERMO VISION CORPORATION
                                 (as Purchaser)
















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                            ASSET PURCHASE AGREEMENT


     THIS AGREEMENT, dated as of January 23, 1996, is made by and among Corion Corporation, a Massachusetts corporation (the "Seller") and Thermo Vision Corporation, a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H :

     WHEREAS, the Company desires to sell substantially all of the assets of the Company for the consideration hereinafter set forth, all upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Purchaser desires to purchase such assets upon such terms and conditions;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

                                    ARTICLE I

                                 THE TRANSACTION

     1.01 SALE AND PURCHASE OF ASSETS.

     (a) ASSETS TO BE PURCHASED. At the Closing referred to in Section 1.04 hereof (the "Closing"), the Seller will sell, convey, transfer, assign and deliver or cause to be sold, conveyed, transferred, assigned and delivered to the Purchaser, and the Purchaser will purchase from the Seller, for the purchase price specified in Section 1.02 and subject to the terms and conditions hereof, the "Assets," as hereinafter defined. Subject to Section 1.01(b) below, the term "Assets" shall mean all of the Seller's right, title and interest in and to all tangible and intangible personal property, wheresoever situated and whether or not specifically referred to herein or in any instrument or conveyance delivered pursuant hereto, used or useful in the business of the Seller (the "Business") including, without limitation, the tangible and intangible personal property described below in this Section 1.01(a), and the other assets described below in this Section 1.01(a):

               (i) INVENTORIES. All of the Seller's inventories of raw materials, work in process, finished products and resale merchandise, scrap inventory, expendable manufacturing supplies and similar items (the "Inventories");

               (ii) MACHINERY AND EQUIPMENT. All of the Seller's machinery and equipment, wherever located, for the manufacture, production, assembly, handling, distribution and sale of its products, together with the spare parts inventories and all manufacturing or


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production tools and maintenance supplies pertaining thereto, including, without limitation (A) all such machinery, equipment, spare parts inventories, manufacturing or production tools and maintenance supplies physically located at or on any of the premises currently occupied by the Seller (the "Premises") and
(B) the equipment described in Schedule 1.01(a)(ii) of the disclosure statement delivered by the Seller in connection herewith ("Disclosure Statement");

               (iii) FURNITURE AND FIXTURES. All of the Seller's office furniture, office equipment and office supplies and computer hardware, including, without limitation, all such office furniture, office equipment and supplies and computer hardware physically located at or on any of the Premises;

               (iv) PERSONAL AND REAL PROPERTY LEASES. All right, title and interest of the Seller under (A) leases for personal property included in the Assumed Liabilities (as defined in Section 1.03(a) of this Agreement) as set forth on Schedule 1.01(a)(iv) of the Disclosure Statement, and (B) those certain month-to-month leases for (I) storage space located at 12 Brook Street, Holliston, Massachusetts and (II) the Seller's sales office in the United Kingdom;

               (v) INTELLECTUAL PROPERTY. All right, title and interest in, under or to all patents, trademarks, service marks, copyrights, trade names, logos, and applications therefor listed or described in Schedule 2.09 of the Disclosure Statement;

               (vi) TECHNICAL INFORMATION. All inventions, discoveries (whether patentable or unpatentable), processes, designs, know-how, trade secrets, proprietary data, technology and other intellectual property of all kinds owned by or licensed to the Seller, including, without limitation, all drawings, plans, specifications, processes, patterns, dies, designs, blueprints, records, data, product development records, production outlines, information, or knowledge and procedures relating to any of such intellectual property;

               (vii) CONTRACT RIGHTS AND MISCELLANEOUS INTANGIBLES. All right, title and interest of the Seller in, under and to all sales, distribution and purchase agreements, and all other agreements, contracts, sales orders, backlog, and commitments to which the Seller is a party (collectively, the "Contracts"), and in, under and to all equipment lists, parts lists, computer tapes and discs, systems and programs, and proprietary software that pertain to the Assets and the operation and use thereof;

               (viii) MOTOR VEHICLES. All of the Seller's cars, trucks and other motor vehicles, as listed or described on Schedule 1.01(a)(viii) of the Disclosure Statement;

               (ix) BOOKS AND RECORDS. All general books of account, books of original entry and other records physically located at the Premises and all other general books of account, books of original entry and other records of the Seller, wherever located, that the Seller is required to retain pursuant to any statute, rule or regulation (it being understood that the Seller may retain copies of such books and records to facilitate the winding up of its affairs);

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               (x) LICENSES. All existing permits, licenses, regulatory
approvals and franchises of or from any national, regional, state or local government or authority relating to the Business, as set forth on Schedule 1.01(a)(x) of the Disclosure Statement;

               (xi) MISCELLANEOUS SUPPLIES. All of the Seller's catalogs, brochures, product literature, printed materials, shipping and packaging materials and labels, cartons and shipping containers, pallets, shipping equipment, graphics, art work, photographic film, slides, negatives, color separations, printer's and photographer's plates and so-called "camera ready materials" and sales and advertising materials; and

               (xii) ACCOUNTS RECEIVABLE. All accounts and notes receivable of the Seller existing on the Closing Date (the "Accounts Receivable");

          (b) RETAINED ASSETS. Notwithstanding anything contained in Section 1.01(a) to the contrary, the Seller shall retain and the Assets shall not include any of the following assets (the "Retained Assets"):

               (i) all of the Assets of the Seller which shall have been transferred or disposed of prior to the Closing Date in transactions conducted in the ordinary course of business (including, without limitation, those set forth on Schedule 2.07(f) of the Disclosure Statement);

               (ii) all cash, cash in banks, cash equivalents, deposits, investments, securities, funds, certificates of deposit, drafts, checks and similar instruments of the Seller outstanding and in existence on the Closing Date;

               (iii) all Assets in the possession of the Seller but owned by third parties, other than third party owned assets that, under generally accepted accounting principles, are appropriate to be reflected on the Balance Sheet (as defined in Section 1.03) as Assets, subject to any third party rights in respect of the same being reflected thereon as liabilities of the Seller;

               (iv) Assets that are not assignable to the Purchaser as a matter of law;

               (v) any shares of capital stock of any corporation;

               (vi) any foreign currency agreement to which the Seller is a party;

               (vii) all leasehold improvements;

               (viii) the lease relating to the premises at 73 Jeffrey Avenue, Holliston, Massachusetts 01746 and any other leases of real property in which Seller has an interest except as specifically set forth in Section 1.04(a)(iv);

               (ix) all of Seller's insurance policies; and

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               (x) any Assets set forth on Schedule 1.01(b) of the Disclosure
Statement.

     1.02 PURCHASE PRICE.

          (a) DETERMINATION AND PAYMENT. The aggregate purchase price to be paid to the Seller by the Purchaser for the Assets shall be an amount equal to the sum of (i) the net tangible assets of the Seller (which term shall be deemed to include the Seller's accounts receivable and the Seller's software) as set forth on the balance sheet for the Seller at December 31, 1995 (such amount is referred to herein as the "Adjustment Amount"), and (ii) $1,490,000 (such sum is referred to herein as the "Base Purchase Price"), plus the assumption of certain liabilities of the Seller as hereinafter provided, and subject to adjustment as set forth below. From the Base Purchase Price, $350,000 (the "Escrow Amount") will be withheld by the Purchaser pursuant to the escrow agreement among the parties and BayBank, N.A., as Escrow Agent, attached hereto as EXHIBIT A.

          (b) PURCHASE PRICE ADJUSTMENT. The Base Purchase Price shall be subject to adjustment after the Closing Date as follows. By no later than February 5, 1996, the Seller shall prepare and deliver to the Purchaser an unaudited statement of the net tangible assets of the Seller as of December 31, 1995 (the "December Net Asset Statement"). For purposes of this Agreement, the net tangible assets of the Seller shall mean the tangible Assets minus the Assumed Liabilities (as defined in Section 1.03) determined in accordance with generally accepted accounting principles applied on a consistent basis with the Balance Sheet (as defined in Section 1.03(a)) both as to classification of items and methodology for determining amounts; PROVIDED, HOWEVER, that (i) amortization and depreciation of fixtures and equipment shall be terminated as of August 31, 1995, (ii) the reserve for bad debts shown on the Balance Sheet will be reversed, (iii) a warranty reserve equal to $40,000 will be established,
(iv) there shall be no accrual for liabilities which are not being assumed by the Purchaser, (v) adjustments regarding reserves for excess and obsolete inventory shall be made in accordance with the Thermo Electron Corporation Policy/Procedure Statement dated October 1, 1993, as interpreted pursuant to the memorandum from Ken Pihl to David Carls dated October 26, 1995 which is attached hereto as part of the Disclosure Statement, and (vi) the December Net Asset Statement shall reflect normal year-end adjustments consistent with past practice. In the event that the Purchaser disputes the December Net Asset Statement, the Purchaser shall notify the Seller in writing of the amount, nature and basis of such dispute on or before February 22, 1996 (the "Dispute Notice"). The parties shall use their best efforts to resolve the dispute on or prior to February 29, 1996. If they are unable to agree upon a resolution of the dispute within such period, then either party may terminate this Agreement by notice to the other party. At the Closing, the Base Purchase Price shall be adjusted as follows (as so adjusted, the "Adjusted Purchase Price"):

          (i) if the net tangible assets of the Seller as shown on the final December Net Asset Statement are less than the Adjustment Amount, the amount of the deficiency shall be subtracted from the Base Purchase Price; and

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          (ii) if the net tangible assets of the Seller as shown on the December
               Net Asset Statement are greater than the Adjustment Amount, the excess shall be added to the Base Purchase Price.

If no adjustment is made pursuant to this subsection (b), the Adjusted Purchase Price shall be the Base Purchase Price.

          (c) OPERATING ADJUSTMENT. The parties intend that the Seller operate the Business for the account of the Purchaser for the period commencing December 31, 1995 (the "Effective Date"). Accordingly, as an additional purchase price adjustment, the Adjusted Purchase Price shall be further adjusted as follows (as so adjusted, the "Final Purchase Price"). By no later than 10 business days following the Closing Date, the Seller shall prepare and deliver to the Purchaser a statement of the net cash generated or consumed by the Business (the "Operating Statement") between the Effective Date and the Closing Date. It is understood and agreed by the parties hereto that the Operating Statement shall be computed by the Seller without taking into consideration any cash consumed by the Business due to (i) the payment of any liabilities of the Business which are not Assumed Liabilities, and (ii) any transaction relating to assets of the Business which are not Assets being purchased by the Purchaser (it being understood that lease payments and insurance policy premiums shall be included in computing the operating Statement). In the event the Purchaser disputes the Operating Statement, the Purchaser shall notify the Seller in writing of the amount, nature and basis of such dispute within 5 business days after delivery of the Operating Statement (the "Operating Adjustment Dispute Notice"). The parties shall use their best efforts to resolve the dispute within 10 days after delivery of the Operating Adjustment Dispute Notice. If they are unable to agree upon a resolution of the dispute within such 10-day period, the dispute shall be submitted to Deloitte & Touche for resolution. The determination of such accountants as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. The fees and expenses of such accountants shall be shared equally by the Seller and the Purchaser. Immediately upon the expiration of the 10-day period for giving the Operating Adjustment Dispute Notice (if no Operating Adjustment Dispute Notice is given), or immediately upon the resolution of disputes, if any, the Adjusted Purchase Price shall be reduced by the net amount of any cash generated by the Business between the Effective Date and the Closing Date, or increased by the net amount of any cash consumed by the Business between the Effective Date and the Closing Date. Any amounts due to the Purchaser or the Seller pursuant to this subsection (c) shall be payable no later than three business days following the date of determination of the Adjusted Purchase Price. All such amounts shall be paid in cash, by cashiers or certified check or by wire transfer of immediately available funds to an account designated by the party receiving payment.

          (d) ALLOCATION OF PURCHASE PRICE. The Base Purchase Price shall be allocated among the Assets and the Assumed Liabilities as the parties shall agree on or prior to the Closing Date. The Seller and the Purchaser each will report the federal, state, provincial, foreign and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and will not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise. If the Base Purchase Price is adjusted pursuant to Section 1.02(b) or
(c) hereof, such allocation shall be


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appropriately modified by the parties to reflect increases or decreases in the various categories which give rise to such adjustment.

     1.03 ASSUMPTION OF LIABILITIES. (a) Subject to the terms and conditions contained in this Agreement, at the Closing the Purchaser will assume and agree to pay or perform, or cause to be paid or performed, only those liabilities and obligations of the Seller (whether created or accrued before or after the Closing) that: (i) are reflected (but only to the extent so reflected) on the balance sheet for the Seller at November 30, 1995, attached hereto as EXHIBIT B (the "Balance Sheet"), except for any such liabilities which are Excluded Liabilities as defined in Section 1.03(b) and except for any such liabilities discharged since the date of the Balance Sheet; (ii) have been incurred by the Seller since the date of the Balance Sheet, but only to the extent such liabilities have been incurred in the ordinary course of business consistent with past practice; (iii) arise after the date hereof (the "Signing Date") under any contract, lease, license, permit or other agreement assigned to the Purchaser pursuant hereto; or (iv) arise out of (A) warranty obligations undertaken by the Seller with respect to products shipped or sold, or services rendered, prior to the Closing or (B) the product recalls set forth on Schedule 2.20(d) of the Disclosure Statement (such obligations and liabilities being referred to herein as the "Assumed Liabilities").

          (b) EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained in Section 1.03(a) of this Agreement, the Purchaser shall not assume, agree to pay, perform, discharge or be liable with respect to any liabilities, obligations or claims of Seller other than the Assumed Liabilities (all such other liabilities or obligations referred to collectively herein as the "Excluded Liabilities"). The Excluded Liabilities shall include, but shall not be limited to:

               (i) any and all liabilities, damages, losses and expenses (including, without limitation, attorney's fees) ("Losses") incurred by the Purchaser arising out of: (A) any actual or alleged release of any Materials of Environmental Concern (as defined in Section 2.14) into the environment (I) relating to the operation of the Business prior to the Closing or (II) at any site owned or operated by the Seller whether prior to or after the Closing or
(III) to which any Materials of Environmental Concern were actually or allegedly transported by or on behalf of the Seller prior to or after the Closing; or (B) the actual or alleged violation of any Environmental Law (as defined in Section 2.14) by the Seller commencing prior to or after the Closing;

               (ii) any legal suit, action or proceeding of any kind (it being understood that such terms shall not include the cost of fulfilling warranty obligations which are Assumed Liabilities hereunder) filed and commenced against the Seller prior to the Closing, or the commencement of which was threatened prior to the Closing, including, without limitation, the proceedings set forth on Schedule 1.03(b)(ii) of the Disclosure Schedule (the "Excluded Litigation");

               (iii) any liability, whether direct or indirect, for federal, state, local, foreign and provincial or other income, capital gains, property transfer, payroll, withholding, excise, sales, use, use and occupancy, business and occupation, mercantile, real estate, personal property, value added, capital stock, franchise or other taxes and estimated taxes relating thereto (including


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interest, penalties and additions to such taxes) with respect to any taxable periods ending on or before the Effective Date and the portion ending on the Effective Date of any taxable period that begins before but has not ended on the Effective Date, including, without limitation, any accruals for deferred taxes;

               (iv) any overdraft facility, bank credit line or third party indebtedness for money borrowed to the extent not reflected on the Balance Sheet;

               (v) all of the Seller's indebtedness to Shawmut Bank;

               (vi) the Subordinated Notes of the Seller due 2002 held by David Carls, Frank Mascis and Kenneth Pihl;

               (vii) subject to Section 4.03(c), (A) any claims against, or liabilities or obligations of or in connection with, any Plans (as defined in Section 4.03) not specifically assumed by the Purchaser pursuant to this Agreement, (B) any claims for severance pay, termination pay, redundancy pay, pay in lieu of notice or any other claim for similar compensation or damages relating to the termination of any employee prior to the Closing (including, without limitation, the Chen arbitration and the Wagner MCAD dispute) or (C) any claims for compensation or bonuses by any employee for or relating to services rendered prior to the Closing (provided, however, that such claims for compensation or bonuses shall be deemed to be Assumed Liabilities to the extent they arise in the ordinary course of the Business in the period between the Effective Date and the Closing); provided that the foregoing clauses (B) and (C) shall not include claims for severance, termination or redundancy pay or pay in lieu of notice relating to the termination of any Transferred Employee (as defined in Section 4.03) on or after the Closing;

               (viii) any claim (including, without limitation, claims alleging death or injury to persons or damage to property), whether based in tort, contract or otherwise resulting from or caused by any product shipped or sold, or service provided, by the Seller prior to the Closing (it being understood that the cost of fulfilling warranty obligations of the Business arising prior to Closing shall be an Assumed Liability hereunder);

               (ix) any claim, suit or proceeding relating to the actual or alleged infringement commencing prior to the Closing by the Seller of the intellectual property rights of any third party;

               (x) all amounts due to or accrued on behalf of KPMG Peat Marwick, the Seller's auditors;

               (xi) liabilities or obligations under foreign currency contracts to which the Seller is a party; and

               (xii) agreements relating to the sale or other disposition of any Assets (other than inventory sold in the ordinary course of business) prior to Closing.

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     1.04   CLOSING.

          (a) GENERAL. The Closing of the sale and purchase of the Assets contemplated by this Agreement (the "Closing") shall take place on February 29, 1996, or at such earlier time as the parties mutually agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

          (b) DELIVERIES AND PROCEEDINGS AT CLOSING.

               (i) DELIVERIES BY THE SELLER. The Seller will deliver to the Purchaser such bills of sale and other instruments of conveyance, transfer and assignment, dated the Closing Date and in form and substance reasonably satisfactory to Purchaser's counsel, as shall in the judgment of such counsel be sufficient to vest in the Purchaser all of the Seller's right, title and interest in and to the Assets. In addition to the foregoing, the obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing, of the following conditions (unless waived in writing by the Purchaser):

                    (A) CONSENTS. Any governmental authority having jurisdiction over the Seller, the Purchaser or the Assets, or any other person in any contractual or other relationship with the Seller, to the extent that its consent or approval is required by applicable law or regulation or any applicable contract or other instrument for the performance of this Agreement or the consummation of the transactions contemplated hereby or for the continuation of any material existing contractual relationship, shall have granted any necessary consent or approval; PROVIDED, HOWEVER, that it shall not be a condition to closing that consents to the transfer to Purchaser of Seller's right, title and interest in and to the contracts set forth on Schedule 2.02 of the Disclosure Statement (other than items 2 and 3 thereon) shall have been received.

                    (B) PERMITS AND APPROVALS. Any and all consents, permits approvals or other actions of any person, jurisdiction or authority required in the reasonable opinion of the Purchaser for lawful consummation of the transactions contemplated hereby shall have been obtained, and shall be in full force and effect, and no such consent, permit, approval or other action shall contain any provision that in the reasonable judgment of the Purchaser is unduly burdensome.

                    (C) GOOD STANDING CERTIFICATES. The Seller shall have delivered to the Purchaser a long-form corporate good standing certificate from its jurisdiction of incorporation and good standing certificates from each jurisdiction in which the Seller is qualified to transact business.

                    (D) LEGAL OPINION. The Purchaser shall have received an opinion of Hill & Barlow, counsel to the Seller, dated the Closing Date and in form reasonably satisfactory to Purchaser and its counsel.

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                    (E) NO LITIGATION. No legal action or other proceedings to restrain or prohibit the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

                    (F) ESCROW AGREEMENT. The Escrow Agreement shall have been executed by the parties hereto and shall be in full force and effect.

                    (G) CONSULTING AGREEMENTS. The Purchaser and each of David Carls shall have entered into a consulting agreement in the form attached hereto as EXHIBIT C.

                    (H) NONCOMPETITION AND CONFIDENTIALITY AGREEMENTS. The Purchaser and each of David Carls and Frank Mascis shall have entered into a noncompetition and confidentiality agreement in the form attached hereto as EXHIBITS D AND E, respectively.

                    (I) PERSONAL GUARANTEES. The Purchaser and each of David Carls and Frank Mascis shall have entered into a personal guarantee agreement in the form attached hereto as EXHIBITS F AND G, respectively (the "Personal Guarantees").

                    (J) MATTERS REGARDING MICHAEL MASCIS. The Seller and Michael Mascis shall have entered into an amendment (in form and substance reasonably satisfactory to the Purchaser) to the Employment Agreement between them pursuant to which (i) Mr. Mascis' employment by the Seller shall be terminated effective on or before the Closing, and (ii) any severance payments to be made to Mr. Mascis pursuant to such termination shall be made prior to the Closing.

                    (K) FINANCING STATEMENTS. The Seller shall have delivered to the Purchaser executed termination statements on Form UCC-3 (or other appropriate forms) terminating all security interests of record with respect to the Seller's assets being transferred to the Purchaser hereunder.

                    (L) DOCUMENTS SATISFACTORY. The form and substance of all legal matters contemplated herein and of all papers used or delivered hereunder shall be reasonably acceptable to the Purchaser, and the Purchaser shall have received all documents that it may have reasonably requested in connection with the transactions contemplated hereby, in form and substance reasonably satisfactory to it.

               (ii) DELIVERIES BY THE PURCHASER. The Purchaser will deliver to the Seller by wire transfer the cash payment specified in Section 1.02(a) hereof, and such instruments of assumption of liabilities, dated the Closing Date and in form and substance reasonably satisfactory to the Seller's counsel, as shall in the judgment of such counsel be sufficient to vest in the Purchaser the obligations to satisfy and discharge the Assumed Liabilities. In addition to the foregoing, the obligations of the Seller to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing, of the following conditions (unless waived in writing by the Seller):

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                    (A) CONSENTS. Any governmental authority having jurisdiction over the Seller, or any other person in any significant contractual or other relationship with the Seller, to the extent that its consent or approval is required by applicable law or regulation or any applicable contract or other instrument for the performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby by the Seller shall have granted any necessary consent or approval.

                    (B) PERMITS AND APPROVALS. Any and all consents, permits approvals or other actions of any person, jurisdiction or authority required in the reasonable opinion of counsel to the Seller for lawful consummation of the transactions contemplated hereby shall have been obtained, and shall be in full force and effect, and no such consent, permit, approval or other action shall contain any provision that in the reasonable judgment of such counsel is unduly burdensome.

                    (C) LEGAL OPINION. The Seller shall have received an opinion of the General Counsel of the Purchaser, dated the Closing Date and in form reasonably satisfactory to Seller and its counsel.

                    (D) NO LITIGATION. No legal action or other proceedings to restrain or prohibit the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

                    (E) DOCUMENTS SATISFACTORY. The form and substance of all legal matters contemplated herein and of all papers used or delivered hereunder shall be reasonably acceptable to the Seller and its counsel, and the Seller shall have received all documents that it may have reasonably requested in connection with the transactions contemplated hereby, in form and substance reasonably satisfactory to it.

     1.05 ADDITIONAL ACTION TO ASSURE TRANSFERS. Nothing in this Agreement shall be construed to assign any contract, right, commitment, agreement, permit, franchise, or claim included in the Assets (individually, a "Purchased Contract Right") which is by its terms or by law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by the Seller would not, as a matter of law, pass to the Purchaser as an incident of the assignments provided for by this Agreement. In order, however, to provide the Purchaser the full realization and value of every Purchased Contract Right of the character described above, the Seller at and after the Closing will, at the request and under the direction of the Purchaser and in the name of the Seller or otherwise as the Purchaser shall specify, take or cause to be taken all such action (including, without limitation, the appointment of the Purchaser as attorney-in-fact for the Seller, but with powers limited to the specific purposes contemplated hereby) and do or cause to be done all such things as shall in the reasonable opinion of the Purchaser or its counsel be necessary or proper to (a) assure that the rights of the Seller under all Purchased Contract Rights shall be preserved for the benefit of the Purchaser, and (b) facilitate receipt by the Purchaser of the consideration to which the Seller would otherwise be entitled in and under all Purchased


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Contract Rights, which consideration shall be held for the benefit of, and shall be delivered to, the Purchaser. In order to accomplish the foregoing, the Seller may designate the Purchaser as subcontractor to perform obligations of the Seller under Purchased Contract Rights. Nothing in this Section shall in any way diminish the obligations hereunder of the Seller to use its best efforts to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable the Seller to convey or assign valid title to all the Assets to the Purchaser. In no event shall the Seller be required to make any payment relating to obtaining such consents and approvals.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller represents and warrants to the Purchaser that, except as set forth in a schedule (specifically identifying the relevant Section of this Article II) to the Disclosure Statement:

     2.01 ORGANIZATION AND GOOD STANDING. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own or lease the properties and assets to be transferred by it hereunder, to carry on the Business currently conducted by it as and where now being conducted and to enter into this Agreement and to perform its obligations hereunder. The Seller is duly qualified and in good standing as a foreign corporation and duly authorized to do business in all jurisdictions wherein the character of the properties owned or leased by it or the nature of the activities thereof makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect upon the Business as carried on by the Seller. The Seller has no subsidiaries and is not a partner or joint venturer with any other person or entity.

        2.02 AUTHORIZATION AND ENFORCEABILITY. The Seller has full right, power, capacity and authority to execute, deliver and perform this Agreement and the other agreements, documents and certificates executed and delivered by it pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and of each instrument to be executed and delivered by the Seller pursuant hereto (a) have been duly and validly authorized by all necessary corporate actions on the part of the Seller, (b) will not contravene any provision of the governing instruments of the Seller, nor violate any provision of law, rule, ordinance or regulation or any order, judgment or decree applicable to the Seller, (c) except as disclosed in Schedule 2.02 of the Disclosure Statement, will not, with or without the giving of notice or the lapse of time, or both, constitute a breach of or default under, require the consent or approval of any other party to, or cause the acceleration of any obligation under, any agreement or instrument to which the Seller is a party or by which the Assets are bound, (d) will not result in the creation or imposition of any lien, encumbrance, charge, claim or restriction upon any of the Assets, and (e) will not result in the loss of or require the repayment of any government grant, subsidy or tax credit. This Agreement has been duly executed and delivered by the Seller, and the Agreement and each of the instruments to be executed and delivered by them pursuant hereto shall constitute the legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms.

     2.03 TITLE TO ASSETS; BOOKS AND RECORDS. Except as disclosed in Schedule
2.03 of the Disclosure Statement, the Seller has good title to all of the Assets which it purports to own, and a valid leasehold or licensed interest in all of the Assets which it purports to lease or license, in each case subject to no mortgage, attachment, lien, pledge, option, title retention, conditional sale or other security interest, restriction, claim, charge or other encumbrance of any kind, and has the complete and unrestricted right to sell assign, transfer, convey and deliver such Assets to the Purchaser at the Closing without any restrictions of any kind. All liens set forth on Schedule 2.03 shall be discharged at or prior to Closing.

     2.04 LITIGATION. Except as disclosed in Schedule 2.04 of the Disclosure Statement, the Seller is not engaged in, or a party to, or, to the Seller's knowledge, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any administrative agency, or any governmental investigation, which seeks to prevent the execution, delivery or performance of this Agreement or which affects the Business or any of the Assets. Except as disclosed in Schedule 2.04 of the Disclosure Statement, there is no (a) outstanding order, ruling, injunction, judgment, writ, decree or stipulation, or (b) ongoing litigation (other than the Excluded Litigation), to which the Seller is a party or by which any of the Assets are bound or which would affect the Business or any of the Assets.

     2.05 BROKERS. The Seller has not made any agreement or taken any other action which might cause any person or entity to become entitled to a broker's fee, finder's fee or commission from the Purchaser as a result of the transactions contemplated by this Agreement.

     2.06 FINANCIAL STATEMENTS. Schedule 2.06 of the Disclosure Statement sets forth (a) the unaudited balance sheet of the Seller as of November 30, 1995 and the unaudited statement of operations and retained earnings of the Seller for the eleven-month period then ended, and (b) the audited balance sheet of the Seller as of December 31, 1994, December 31, 1993 and December 31, 1992, and the audited statements of operations and retained earnings, and statement of cash flows of the Seller for the twelve-month periods then ended, together with a report of KPMG Peat Marwick thereon (the "Financial Statements"). Except as set forth on Schedule 2.06 of the Disclosure Schedule, the Financial Statements fairly present the financial condition of the Seller as at the dates specified and the results of operations for the periods then ended, and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis with previous years both as to classification of items and amounts (except as may be indicated therein or in the notes thereto, and subject to normal year-end adjustments and the lack of footnotes in the case of the interim financial statements).

     2.07 NO CHANGES. Except as disclosed on Schedule 2.07(a) of the Disclosure Statement, since the date of the Balance Sheet (November 30, 1995), there has not been:

          (a) Any material adverse change in the financial or other condition, results of operation, assets or liabilities of the Business;

          (b) Any damage, destruction or loss (whether or not covered by insurance) to property which materially and adversely affects the condition (financial or otherwise), results of operation, assets, liabilities or prospects of the Business;

          (c) Any increase in the compensation or benefits payable or to become payable by the Seller to any of its employees or officers, or any bonus arrangement made with any thereof, except for ordinary increases for non-management employees in accordance with prior practices;

          (d) To the Seller's knowledge, any statute, rule, regulation, ordinance, order or government policy adopted, which is specifically applicable to the Seller's business (and not businesses in general), which may adversely affect the Business or any of the Assets;

          (e) Any material reduction in the rate of, or aggregate gross margins associated with, bookings or orders for the commercial products and services of the Business, or any material deterioration in the commercial backlog level of the Business;

          (f) Any sale, assignment, transfer or other disposition of any tangible asset used in the Business, except in the ordinary course of business, or any sale, assignment, lease, transfer or other disposition of any patent, trademark, trade name, brand name, copyright, license or other intangible asset used in the Business;

          (g) Any amendment, termination or waiver of any material right belonging to the Seller, including with respect to government contracts;

          (h) Any strike, labor dispute or any other event, development or condition of any character relating to the Seller's employees and adversely affecting the Business or the Assets;

          (i) Any declaration, setting aside or payment of any dividend, or other distribution, in respect of the Seller's capital stock, or any direct or indirect redemption, purchase or other acquisition of such stock;

          (j) Any mortgage, lien, attachment, pledge, encumbrance or security interest created on any asset, tangible or intangible, of the Seller, or assumed, either by the Seller or by others, with respect to any such asset, except for liens for taxes not yet due, and for equipment leases and purchase money security interests entered into in the ordinary course of business;

          (k) Any indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction (except that reflected in this Agreement) engaged in by the Seller, except in the ordinary course of business consistent with past practice;

          (l) Any transaction or contract with a Shareholder, a director or officer of the Seller, or a member of any such person's family, including a loan, change of employment conditions, change of pension rights or bonus; or

          (m) Any other action or event not in the ordinary course of business.

     2.08 PURCHASE AND SALE COMMITMENTS. The outstanding purchase commitments included in the Assumed Liabilities are not in excess of the normal, ordinary and usual requirements of the Business, and the aggregate of the contract prices under such outstanding purchase commitments is not so excessive when compared with current market prices for the relevant commodities or services that a loss is likely to result. There are no suppliers of goods or services to the Business with respect to which practical alternative sources of supply, or comparable products, are not available on commercially reasonable terms and conditions.

     2.09 INTELLECTUAL PROPERTY. The Seller owns the patents, patent rights, registered trademarks, trade names and unregistered trademarks listed or described in Schedule 2.09 of the Disclosure Statement, free and clear of any encumbrance, lien, claim or right of others. The conduct of the Business does not infringe any patent, trademark, trade name, copyright or other intellectual property right of any other person. The Seller has never received any claim or demand, or notice of any proceeding of any kind, alleging any such infringement, nor, to the Seller's knowledge, has any such claim, demand or proceeding been threatened. The conduct of the Business does not utilize any patent, trademark, trade name, copyright, trade secret, vendor or customer list which is not included in the Assets. Except as disclosed in Schedule 2.09 of the Disclosure Statement, the Seller is not aware of any infringement or unauthorized use by a third party of any copyright, patent, patent right, registered trademark, trade name or unregistered trademark listed or described in said Schedule 2.09 or of any other invention, technology, technical know-how, process, design, trade secret, vendor or customer list or other intellectual property included in the Assets.

     2.10 LABOR RELATIONS. Except as disclosed on Schedule 2.10 of the Disclosure Statement, (a) no employee of the Seller is represented by any union or other labor organization, and the Seller is not a party to any collective bargaining agreement with any labor union or other labor organization with respect to any employee of the Seller; (b) there is no unfair labor practice complaint pending or threatened relating to any such employee, nor has any such complaint been pending or threatened at any time during the last three years;
(c) there is no labor strike, dispute, slow down or stoppage actually pending or threatened on the part of any such employee which would affect the Business, nor has any such event occurred or been threatened at any time during the last three years; (d) there is no grievance, arbitration, charge or other proceeding arising from or relating to complaints made or filed by any such employee against the Seller, nor has any such grievance, arbitration, charge or other proceeding been made or filed at any time during the last three years; and (e) no private agreement restricts the ability of the Purchaser to relocate, close or terminate any of the operations or facilities of the Business.

     2.11 GOVERNMENTAL CONSENTS. No consent, approval or authorization of, or registration or filing with, any governmental authority or other regulatory agency is required by the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.12 CONTRACTS.

          (a) Schedule 2.12(a) of the Disclosure Statement contains a list of all contracts, commitments, agreements, sales and purchase orders and other obligations relating to the Business which are Assets or Assumed Liabilities (including any and all amendments thereto), to which the Seller is a party or by which the Seller or any of the Assets may be bound, and which involves unpaid or unperformed aggregate obligations by either the Seller or a third party of more than $20,000, or which otherwise materially affects the Business (each, a "Material Contract").

          (b) Except as set forth on Schedule 2.12(b) of the Disclosure Statement, the Seller has made available to the Purchaser a true, correct and complete copy of each such Material Contract.

     2.13 ACCOUNTS RECEIVABLE. Except as set forth on Schedule 2.13 of the Disclosure Statement, all of the Accounts Receivable have arisen in the ordinary course of business and are in the process of collection.

     2.14 ENVIRONMENTAL MATTERS.

          (a) There is no pending or, to Seller's knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any governmental authority under any Environmental Law (as defined below) involving or relating to the Business. Set forth in Schedule 2.14 of the Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Seller within the past five years. The Seller has not received written notice of any liability under any Environmental Law of any such transporter or facility.

          (b) For purposes of this Agreement: (i) "Environmental Law" means any federal, state, foreign or local law or statute, or any rule or regulation implementing such law or statute, in each case existing and in effect on the date hereof relating to pollution or protection of the environment, including, without limitation, any statute or regulation pertaining to (A) treatment, storage, disposal, generation or transportation of Materials of Environmental Concern (as defined below); (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (E) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (F) above ground or underground storage tanks, vessels and containers; (G) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles; and (H) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern; (ii) the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980, as amended ("CERCLA"); and
(iii) "Materials of Environmental Concern" means any pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act of 1976, as amended), radioactive materials, toxic materials, oil or petroleum and petroleum products.

     2.15 GOVERNMENTAL REGULATION. There is no fact or circumstance known to the Seller relating to governmental regulation which would prevent or materially limit or restrict the Purchaser from continuing to operate the Business in the manner in which it is presently conducted by the Seller. There are no disputes pending between the Seller and any governmental authority about the operations of the Business as presently being conducted.

     2.16 NATURE OF ASSETS. Except as disclosed in Schedule 2.16 of the Disclosure Statement, there has not been excluded from the Assets any assets, properties or rights which are necessary to the operation of the Business.

     2.17 NO UNDISCLOSED LIABILITIES; NO EXISTING DEFAULTS. The Seller has no liabilities or obligations of any nature other than those shown on the Balance Sheet and those which have arisen since the date of the Balance Sheet in the ordinary course of business which are not in the aggregate or individually material. As used in the preceding sentence, the term "liability" includes any indebtedness, claim, loss , damage, deficiency (including deferred income tax), cost, expense, guaranty or responsibility, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, due or to become due, or otherwise. Except as set forth in Schedule 2.20(c) of the Disclosure Statement, the Seller is not in default or violation, and there exists no condition or event which, after notice or lapse of time or both, would constitute such a default or violation, under any commitment, contract, agreement, license, lease or other instrument, whether written or oral, by which any of the Assets is bound or to which the Purchaser will become subject as an Assumed Liability.

     2.18 EMPLOYEES. (A) Set forth on Schedule 2.18 of the Disclosure Statement is a list of all employees of the Seller as of the date hereof (the "Business Employees"), their respective dates of hire and their respective dates of birth. Except as indicated by an asterisk on said Schedule 2.18, no Business Employee has advised any officer of the Seller that he or she intends to terminate employment with the Business or not to accept employment by the Purchaser.
Schedule 2.18 of the Disclosure Statement also sets forth for each Business Employee such person's current salary, date of last adjustment in salary, and date and amount of most recent bonus.

          (b) Schedule 2.18 of the Disclosure Statement also lists all employee benefit plans (as defined in Section 3(3) of ERISA), and all compensation plans, agreements or arrangements, including, without limitation, insurance coverage, disability benefits, bonus, deferred compensation, incentive compensation, severance or termination pay, severance benefit plan, post-retirement compensation, change in control compensation, death benefit, stock purchase, phantom stock, stock appreciation and stock option plans or arrangements and vacation, maintained or contributed to by or on behalf of the Seller (the "Plans"). The Seller does not provide medical coverage under the Seller's medical and dental plans for former employees of the

Business who have retired. All Plans of the Seller have been administered in compliance with their terms, ERISA and, where applicable, the requirements of the Internal Revenue Code (the "Code"). Each Plan that meets or purports to meet the requirements of Code Section 401(a) (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS") and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. The Seller has heretofore delivered to the Purchaser true and complete copies or accurate written descriptions of all of the Plans. Except as described in Schedule 2.18 of the Disclosure Statement: (i) there are no inquiries or investigations by the IRS, the U.S. Department of Labor, no termination proceedings and no actions, suits or claims pending or, to the knowledge of the Seller, threatened against any Qualified Plan or the assets thereof; and (ii) no act or omission has occurred and no condition exists with respect to any employee benefit plan maintained by the Seller or any ERISA Affiliate that would subject the Seller or the Assets to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

     2.19 PRINCIPAL CUSTOMERS. Set forth on Schedule 2.19 of the Disclosure Statement is a list of the 25 largest customers of the Business.

     2.20 MATTERS RELATING TO THE PRODUCTS OF THE BUSINESS.

          (a) BACKLOG. Schedule 2.20(a) of the Disclosure Statement contains an accurate list of all commercial (non-military) purchase orders for the Seller's services and products that comprise the Seller's backlog as of the Effective Date. The aggregate amount of such backlog is not less than $900,000. All such purchase orders and any quotations for work which are outstanding as of the date of this Agreement contain terms and conditions that are consistent with the Seller's practices over the past year.

          (b) PRODUCT QUALITY. Except as set forth in Schedule 2.20(b) of the Disclosure Statement, since January 1, 1995, there has not existed any return of shipments by customers, cancellation of purchase orders, rejection of products by customers or claims by customers for allowances that would indicate a problem with respect to the quality of any products sold by the Seller. Since January 1, 1995, no products sold by the Seller have been authorized to be returned or rejected by the Purchaser which products have not, in either case, been returned to and accepted by the Seller prior to the Closing, except as disclosed in said
Schedule 2.20(b) and except for such returns and rejections of items occurring in the normal course of business and not exceeding $50,000 in the aggregate.

          (c) PRODUCT WARRANTIES. A statement of the current standard product warranty used for each of the catalog products of the Seller is set forth on
Schedule 2.20(c) of the Disclosure Statement.

          (d) RECALLS. Except as set forth on Schedule 2.20(d) of the Disclosure Statement, there is no basis for the recall, withdrawal or suspension of any approval by any governmental regulatory agency with respect to any product or service sold or proposed to be sold by the Seller. Except as set forth on
Schedule 2.20(d), none of the products or services of the Seller is the subject of any recall proceedings, no such proceedings have been threatened, and no product or service of the Seller has ever been recalled.

          (e) INVENTORY. Except as set forth in Schedule 2.20(e) of the Disclosure Schedule, (i) all inventory of the Seller, whether or not reflected on the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Seller as of the Closing Date, as the case may be, (ii) all inventories not written off have been priced at the lower of cost or market value on a FIFO basis, and (iii) the quantities of each item of inventory (whether raw materials, work-in-progress, or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

     2.21 FIXED ASSETS. Except as set forth on Schedule 2.07(a) of the Disclosure Statement, all of the fixed assets of the Business are in normal operating condition and repair, including normal wear and tear and occasional breakdowns in the ordinary course of business. Normal maintenance has been performed with respect to such fixed assets.

     2.22 NO TERMINATION OF RELATIONSHIPS. The Seller is not aware that any material relationship between the Business and a distributor, customer, supplier, employee or other person will be terminated or adversely affected as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

     2.23 INSURANCE. Schedule 2.23 of the Disclosure Schedule sets forth a list (including the name of the insurer, the name of the policy holder, the name of each insured, the policy number and periods of coverage, the scope of coverage and a description of any retroactive premium adjustments or other loss-sharing arrangements) of all policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, automobile and other insurance under which the Seller is a party, a named insured or otherwise the beneficiary of coverage. The Seller has not received any notice from the insurer under any such policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or canceling or materially amending any such policy. All premiums due and payable for such insurance policies have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date. To the Seller's knowledge, there exists no unusual condition or circumstance with respect to the Business or the Assets which would cause the Purchaser's insurance carrier(s) to charge the Purchaser premiums in excess of the premiums such carrier(s) would have charged but for such unusual condition or circumstance.

     2.24 TAXES. The Seller has prepared and duly and timely filed all federal, state, local or foreign tax and other returns and reports which were required to be filed, in respect of all income, franchise, excise, sales, use, property (real and personal), payroll and other taxes, levies, imposts, duties, license and registration fees, charges or withholdings of any nature whatsoever ("Taxes") applicable to the Seller, and has paid all Taxes shown as due on such returns or for which an assessment has been received, except where the same are being contested in good faith.

The Seller has delivered to the Purchaser true and complete copies of the Tax returns of the Seller for the past three years. None of the federal, state, local or foreign Tax returns of the Seller have been audited or examined by the governmental department or agency having jurisdiction, nor has any deficiency for any Tax with respect to the Seller been asserted which remains unpaid. No waivers of any statutes of limitation are in effect in respect of any Taxes of the Seller. The Seller has never filed a consolidated income tax return with any other company or entity. The Seller will not have any liability for Taxes, or for any interest, penalties or fines in respect thereof, for or in respect of any Tax period commencing prior to the Closing, except to the extent reflected on the Closing Net Asset Statement. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no security interests in any of the Assets that arose in connection with any failure (or alleged failure) by the Seller to pay any Tax.

     2.25 ACCOUNTING FOR GOVERNMENT CONTRACTS. The pricing terms for all of the Seller's current contracts with the U.S. Government are on a fixed-price basis. The Seller has never entered into any contract with the U.S. Government on an allocation of costs or accounting for cost basis, such that the Cost Accounting Standards, as promulgated by the Cost Accounting Standards Board, would be applicable to such contract.

     2.26 COMPLIANCE WITH LAWS. Except as disclosed in Schedule 2.26 of the Disclosure Statement, the conduct of the Business, as now conducted, complies in all material respects with all applicable governmental laws, ordinances, regulations, rules or orders. The Seller has not received any complaint from any governmental authority, and none is threatened, alleging that the Seller has violated any such law, ordinance, regulation, order or policy.

     2.27 STATEMENTS TRUE AND CORRECT; FURTHER REPRESENTATIONS AND WARRANTIES. The statements contained herein or in any written documents prepared and delivered by or on behalf of the Seller pursuant to the terms hereof are true and correct in all material respects, and such documents do not omit any fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

     2.28 REPRESENTATIONS AND WARRANTIES SEPARATE. Each individual representation and warranty contained herein shall be interpreted and enforced separately, notwithstanding potentially overlapping subject matters. No representation or warranty contained herein shall be construed as limiting any other representation or warranty contained herein.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser represents and warrants to the Seller as follows:

     3.01 ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     3.02 AUTHORIZATION. The execution, delivery and performance by the Purchaser of this Agreement and of each instrument to be executed and delivered by the Purchaser hereunder has been duly and validly authorized by all necessary corporate actions on the part of the Purchaser, will not contravene any provision of the governing instruments of the Purchaser, nor violate any provision of law, rule or regulation or any order, judgment or decree applicable to the Purchaser, and will not, with or without the giving of notice or the lapse of time, or both, constitute a breach of or default under, or require the consent or approval of any other party to, any agreement or instrument to which the Purchaser is a party or by which its property may be bound or affected.

     3.03 VALIDITY AND ENFORCEABILITY. This Agreement has been, and all instruments to be executed and delivered by the Purchaser hereunder shall be, duly and validly authorized, executed and delivered by the Purchaser and shall constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms.

     3.04 LITIGATION. The Purchaser is not engaged in, or a party to, or threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any administrative agency, or any governmental investigation, which seeks to prevent the execution, delivery or performance of this Agreement, nor does any basis for any such claim or legal action or other proceeding or governmental investigation exist. There is no order, notice, claim, litigation, proceeding or investigation by or before any court or governmental agency pending or threatened against or affecting the Purchaser, the outcome of which may adversely affect the ability of the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereunder.

     3.05 BROKERS. The Purchaser has not made any agreement or taken any other action which may cause anyone to become entitled to a broker's fee, finder's fee or commission from the Seller as a result of the transactions contemplated by this Agreement.

     3.06 GOVERNMENTAL CONSENTS. No consent, approval or authorization of, or registration or filing with, any governmental authority or other regulatory agency is required by the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                                CERTAIN COVENANTS

     4.01 COSTS AND EXPENSES. Each party hereto shall pay all of its own respective expenses incurred in connection with this Agreement and the transactions contemplated hereby, including (a) all costs and expenses stated herein to be borne by a party and (b) all accounting and legal fees and closing and settlement charges.

     4.02 FURTHER ASSURANCES; COLLECTION OF ACCOUNTS RECEIVABLE.

          (a) The Seller shall deliver to the Purchaser, from time to time and at any time after the Closing, promptly after a request therefor and without further payment by the Purchaser to the Seller, such instruments of assignment and transfer, conveyances, bills of sale and other documents as the Purchaser may reasonably request (and which, if practicable, the Purchaser will prepare) in order to effect or evidence the transfer to the Purchaser of all of the Seller's right, title, and interest in and to the Assets or to collect, and reduce to the possession of the Purchaser, the Assets.

          (b) The Purchaser shall deliver to the Seller, from time to time, and at any time after the Closing, promptly after a request therefor and without payment by the Seller to the Purchaser, such instruments of assumption as the Seller may reasonably request (and which, if practicable, the Seller will prepare) in order to effect or evidence the assumption by the Purchaser of the Assumed Liabilities.

          (c) (i) The Seller agrees that it shall forward promptly to the Purchaser any moneys, checks or instruments received by it after the Closing Date with respect to the Accounts Receivable, and shall provide to the Purchaser such reasonable assistance as the Purchaser may request with respect to the collection of any such Accounts Receivable, provided the Purchaser shall pay the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance. For a period of six months after the Closing Date (the "Collection Period"), the Purchaser shall use the same efforts to collect the Accounts Receivable as it uses with respect to its own receivables. All amounts received by the Purchaser from each account debtor shall be allocated to the oldest outstanding receivable of such account debtor which is not being contested by such account debtor, unless a payment is specifically allocated by an account debtor to a particular receivable in connection with a dispute. The Purchaser may, but shall not be obligated to, use a collection agency or commence legal actions in connection with such collection efforts. The Purchaser will use its best efforts to take no action which would impair the collectability in full of the Accounts Receivable. Promptly after the expiration of the Collection Period, the Purchaser shall give notice to the Seller designating those Accounts Receivable which have not been collected as of the end of the Collection Period and which the Purchaser wishes the Seller to purchase. Within ten days after the receipt of such notice from the Purchaser, the Seller shall purchase such designated Accounts Receivable then remaining unpaid (without recourse to the Purchaser, and free and clear of any liens or encumbrances thereon created by or attributable to the Purchaser) for a purchase price equal to the unpaid principal balance thereof.

               (ii) Upon the Seller's repurchase of any unpaid Account Receivable, the Purchaser shall promptly deliver to the Seller any tangible evidence of such Account Receivable then in the possession of the Purchaser or under its control but in any event the Purchaser shall preserve and make available to the Seller all documentation in relation to such Account Receivables received by the Purchaser from the Seller at Closing. The Purchaser will reasonably cooperate, at the Seller's expense, with the Seller in collecting any Accounts Receivable which are repurchased by the Seller; provided, however, that the foregoing shall not require the Purchaser to be a party to any action brought by the Seller to collect such Accounts Receivable unless the conveyance of the Account Receivable to the Seller is ineffective and the Purchaser is deemed to hold title thereto. Any sums received in respect of Accounts Receivable shall be credited to the oldest outstanding receivable of such account debtor which is not being contested by such account debtor (unless a payment is specifically allocated by an account debtor to a particular receivable in connection with a dispute), and Purchaser shall promptly transmit to Seller any such sums which are thus credited to Accounts Receivable after their repurchase by Seller.

     4.03 EMPLOYMENT AND EMPLOYEE BENEFITS.

          (a) OFFER OF EMPLOYMENT. Except as otherwise set forth herein, the Purchaser shall offer full time employment to all full time employees of the Seller as of the Closing Date and (except as required by law) who are not then absent due to serious bodily injury, long-term sickness or disability, layoff or leave of absence; PROVIDED, HOWEVER, that David Carls shall not be offered such employment and shall instead receive payments of (i) $47,218 and (ii) full payment for his accrued vacation time ($12,358 assuming that the Closing takes place on February 29, 1996), from Purchaser at the Closing. Such employment shall be at will and not at less than the current cash compensation level of each such employee. Employees who accept such offered employment are herein collectively referred to as the "Transferred Employees". The Purchaser shall afford to all Transferred Employees credit for all of their years of employment with the Seller in the determination of (i) vesting and other rights under the Purchaser's benefits programs and (ii) any severance payment made in connection with a termination following the Closing Date (which terminations the Purchaser reserve the absolute right to make in its discretion). The Seller shall indemnify and hold the Purchaser harmless against any severance payments or other obligations (including, without limitation, any liability for wrongful discharge) that may be due by reason of (x) termination of employment of any employees of the Seller who are not Transferred Employees whether or not such termination occurred before or after the Closing Date, and (y) the sale of the Business to the Purchaser being considered a constructive termination of employment for Transferred Employees.

          (b) NO THIRD PARTY RIGHTS. Nothing contained in this Agreement shall, under any circumstances whatsoever, be construed as, expressly or impliedly, constituting or creating any employment contract, offer of employment, promise of continuing employment, promise of employee benefits, or other obligation of any other kind of or by the Purchaser, to, or in favor of, any employees or consultants of the Seller, and the Purchaser expressly disclaims any and all liability to any such third party arising out of this Agreement.

          (c) EMPLOYEE BENEFITS. Contingent upon the occurrence of the Closing:

               (i) GENERAL. Subject to this Section 4.03(c), each Transferred Employee initially shall be provided with benefits, in the aggregate, on a basis substantially consistent with the Purchaser's normal practice for its existing comparable employees. The Purchaser shall not be constrained by this Agreement from terminating the employment of any Transferred Employee or from modifying or terminating any benefit plan or program or other terms or conditions of employment at any time or from time to time.

               (ii) 401(k) PLAN. Effective as of the Closing Date, the Seller shall cause each Transferred Employee to become fully vested in his or her account balance under the Seller's Retirement Savings Plan (the "Seller's 401(k) Plan"). The Purchaser shall take all action necessary and appropriate to extend coverage, effective as soon as possible after the Closing, under the Thermo Electron Corporation Money Match Plus 401(k) Plan (the "Purchaser's 401(k) Plan") to the Transferred Employees. Such Transferred Employees shall be credited under the Purchaser's 401(k) Plan, for eligibility and vesting purposes, with the service credited under the terms of the Seller's 401(k) Plan. The Seller shall provide the Purchaser with all such information as is necessary for the Purchaser to carry out its obligations under the foregoing sentences. The Seller shall cause any and all contributions that are required under the Seller's 401(k) Plan for the period prior to the Closing Date to be made prior to distribution to Transferred Employees or rollover to the Purchaser's 401(k) Plan. The Purchaser shall allow the Transferred Employees to make direct cash rollovers under Section 402(c) of the Code of their account balances from the Seller's 401(k) Plan to the Purchaser's 401(k) Plan. The Purchaser shall not assume the Seller's 401(k) Plan or any liability thereof. The Seller agrees to take all appropriate steps necessary to terminate the Seller's 401(k) Plan as soon as practicable following the Closing.

               (iii) WELFARE PLANS.

                    (A) WELFARE BENEFIT PLAN CONTINUATION. Effective as of the
               Closing Date, (I) the Seller shall cause each Transferred Employee to cease to participate in each welfare benefit plan sponsored by Seller (the "Seller's Welfare Plans") and (II) the Purchaser shall cause each Transferred Employee to be covered by the welfare benefit plans required to be provided by the Purchaser to the Transferred Employees in accordance with Section 4.03(c)(i) of this Agreement except as otherwise provided in this clause (iii). The Purchaser shall have no responsibility or liability for medical or dental claims for employees (and/or their dependents) who are terminated employees as of the Closing Date and are currently receiving or are eligible to receive continuation of medical coverage under one or more of Seller's Welfare Plans under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

                    (B) LONG-TERM DISABILITY BENEFITS. Employees and previous
               employees of the Seller eligible to receive long-term disability benefits pursuant to Seller's long-term disability benefits plan (whether such eligibility arises prior to or after the Closing) shall continue to receive such benefits pursuant to the terms of such plan, and the Purchaser shall have no liability therefor.

                    (C) MEDICAL AND DENTAL BENEFITS. The Seller shall remain
               liable for claims for medical and dental benefits incurred by employees (and their respective covered dependents) of the Seller (active or inactive) and by terminated employees previously employed by the Seller (and their respective covered dependents) under the Seller's medical and dental plan(s) with respect to services and treatment rendered (i.e., claims incurred) prior to the Closing Date. The Purchaser shall cause each of the Transferred Employees (and their respective covered dependents) to be covered immediately after the Closing under medical and dental plans consistent with the Purchaser's existing plans. These employees will be granted credit under the Purchaser's medical and dental plans, for the year during which the Closing Date occurs, with any deductible already incurred by such Transferred Employees for such year under the plans of the Seller and with any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of Seller's or Purchaser's medical or dental plan for such year. The Seller agrees to provide this data to the Purchaser as soon as practicable after the Closing Date. The Purchaser shall cause there to be waived any pre-existing condition restrictions under the Purchaser's medical and dental plans to the extent necessary to provide immediate coverage under the Purchaser's medical and dental plans to Transferred Employees (and their respective covered dependents) who were previously covered under the Seller's medical and dental plans.

                    (D) W-2 FORMS. As permitted by Revenue Procedure 84-77, the
               Purchaser shall be responsible to provide the Transferred Employees with a statement on Form W-2 covering calendar year 1996. The Seller shall provide the Purchaser with all records concerning 1996 compensation and withholding, through the Closing Date, for each Transferred Employee.

     4.04 CORPORATE IDENTITY.

          (a) CORION NAMES. The Seller acknowledges that, as of and following the Closing, the Purchaser shall have the absolute and exclusive proprietary right to all names, marks, trade names and trademarks incorporating "Corion" or any derivative or variation thereof or any distinctive mark associated therewith (collectively, "Corion Names") and to all corporate symbols or logos incorporating "Corion" or any derivative or variation thereof or any distinctive mark associated therewith (collectively, "Corion Logos"), and that all rights thereto and the goodwill represented thereby and pertaining thereto are being transferred to the Purchaser. From and after the Closing Date, the Seller will not use any Corion Name or Corion Logo in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services.

          (b) SELLER'S NAME CHANGE. As promptly as practicable following the Closing Date, the Seller shall prepare and file with the Secretary of State of the Commonwealth of Massachusetts all documents and instruments necessary to change the Seller's corporate name to one bearing no resemblance to "Corion Corporation".

     4.05 RECORDS AND FILES; ACCESS.

          (a) RECORDS AND FILES. For a period of seven years (or such longer period as may be required by law or as may be reasonably requested by the Purchaser as a result of audits, tax contests or pending disputes) from the Closing Date, (i) the Seller shall not dispose of or destroy any of their business records and files to the extent they relate primarily to the Business without first offering to turn over possession thereof to the Purchaser, by written notice at least 60 days prior to the proposed date of such disposition or destruction; (ii) the Seller shall allow the Purchaser and its representatives access to such records and files, during normal working hours at its principal place of business or at any location where such records or files are stored; and (iii) the Purchaser shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such manner so as not to unreasonably interfere with normal conduct of the Seller's business. For a period of seven years (or such longer period as may be required by law or as may be reasonably requested by the Seller as a result of audits, tax contests or pending disputes) from the Closing Date, (i) the Purchaser shall not dispose of or destroy any of their business records or files to the extent they relate primarily to the Business as conducted prior to the Closing Date without first offering to turn over possession thereof to the Seller, by written notice at least 60 days prior to the proposed date of such disposition or destruction; (ii) the Purchaser shall allow the Seller and its representatives access to such records and files during normal working hours at its principal place of business or at any location where such records and files are stored; and (iii) the Seller shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such manner so as not to unreasonably interfere with the normal conduct of the Purchaser's business.

          (b) ACCESS. The Seller and the Purchaser shall use their best efforts to afford the other access to (i) in the case of the Seller, employees of the Seller (if any) who remain employees of the Seller following the Closing Date but are familiar with the Business and (ii) in the case of the Purchaser, Transferred Employees, as such other shall reasonably request for its proper corporate purposes, including, without limitation, the defense of legal proceedings or the preparation and audit of tax returns. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all out-of-pocket expenses (excluding wage and salaries) reasonably incurred by any party in connection with this Section 4.05(b) shall be paid or promptly reimbursed by the party requesting such services.

          (c) PERSONNEL. The Purchaser shall make available to the Seller the services of the Transferred Employees to provide such assistance to the Seller as may be reasonably required to permit the Seller to prepare its final tax returns and financial statements, and to facilitate the Seller's orderly winding up of its affairs.

     4.06 PROPRIETARY INFORMATION; CONFIDENTIALITY.

          (a) At all times subsequent to the Signing Date, the Seller shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the Business ("Proprietary Business Information") and shall not disclose, publish or make use of the same without the consent of the Purchaser.

          (b) At all times subsequent to the Signing Date, the Seller shall hold in confidence all knowledge and information of a secret or confidential nature supplied to it by the Purchaser for its evaluation of the transactions contemplated by this Agreement (such information, excluding the Proprietary Business Information, which shall be governed by Section 4.06(a), the "Evaluation Information").

          (c) The obligations of the Seller under this Section 4.06 shall not apply to any Proprietary Business Information or Evaluation Information which:

               (i) shall have become public knowledge other than by breach of this Agreement by the Seller or any of its Affiliates;

               (ii) is required to be disclosed by legal process or by any applicable law, rule or regulation of any governmental or regulatory body or stock exchange;

               (iii) becomes available to the Seller from a source other than the Purchaser or its representatives or agents;

               (iv) was known by the Seller prior to its receipt from the Seller or from its representatives or agents;

               (v) has been or is subsequently developed independently by the Seller; or

               (vi) is disclosed more than five years after the date of this Agreement.

     4.07 NO SOLICITATION OR HIRING OF FORMER EMPLOYEES. For a period of three years after the Closing Date, neither the Seller nor an entity controlled by the Seller shall, without the prior written consent of the Purchaser, solicit any Transferred Employee to terminate his or her employment with the Purchaser or to become an employee of the Seller or any such entity.

     4.08 NONCOMPETITION AGREEMENT.

          (a) UNDERTAKING. For a period of three years after the Closing Date, neither the Seller nor an entity controlled by the Seller shall, directly or indirectly, develop, manufacture, market, sell or resell, anywhere in the world, any product which competes with any product manufactured, sold or developed by the Business as of the Closing Date.

          (b) INTERPRETATION AND REMEDIES. The parties hereto agree that the duration and geographic scope of the noncompetition provision set forth in this
Section 4.08 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Purchaser shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this noncompetition provision.

     4.09 COOPERATION IN LITIGATION. Except to the extent the Seller liquidates following the Closing, each party hereto will fully cooperate with the other party in the defense or prosecution of any litigation or proceeding which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

     4.10 REMOVAL OF ASSETS; CONDITION OF PREMISES WHEN SURRENDERED.

          (a) REMOVAL OF ASSETS. Within two weeks following the Closing Date, the Purchaser shall have removed the Assets from the Premises. For each day thereafter on which any Assets remain on the Premises (unless there is a good faith dispute as to whether any items remaining on the Premises constitute a part of the Assets), the Purchaser shall pay to the Seller liquidated damages of $716.22 per day. Except as set forth in Section 4.10(b), the Seller agrees that such liquidated damages shall be the total amount of damages to which Seller shall be entitled as a result of such Assets remaining on the Premises.

          (b) CONDITION OF PREMISES. The Premises shall be left by the Purchaser in broom-clean condition in the same repair as exists on the Closing Date, with all utilities stubbed or tied off in a safe and secure manner, damage by casualty which is not the fault of the Purchaser or taking excepted. The Purchaser hereby agrees to repair promptly any and all damage caused by the removal of the Assets from the Premises. Any Assets not so removed shall be deemed abandoned and may be removed and disposed of by the Seller in such manner as the Seller shall determine, and Purchaser shall pay the costs and expenses incurred by Seller in effecting such removal and disposition.

     4.11 PRECLOSING COVENANTS. The Seller and Purchaser agree as follows with respect to the period of time between the Signing Date and the Closing Date:

          (a) GENERAL. Each of the Seller and the Purchaser will use its best efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

          (b) OPERATION OF BUSINESS. The Seller will not engage in any practice, take any action, or enter into any transaction other than in the ordinary course of business consistent with its past custom and practice, except as otherwise authorized in writing by the Purchaser. Except with respect to any act of force majeure, the Seller will keep its business and property substantially intact, including its present operations, equipment, working conditions, and relationships with licensors, suppliers, customers, and employees.

          (c) FULL ACCESS. The Seller will permit representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Seller. The Purchaser will treat as confidential and hold as such any information concerning the Business which it receives from the Seller.

          (d) PURCHASER'S APPROVAL OF CERTAIN TRANSACTIONS. Except as may be otherwise required under this Agreement, from the date hereof to the Closing, the Seller will not do any of the following without the prior approval of the
Purchaser:

               (i) Incur or permit the incurrence of any obligation or other liability in excess of $35,000;

               (ii) Enter into any Material Contract (as defined in Section
          2.12);

               (iii) Voluntarily permit to be incurred any encumbrance of the Assets, other than encumbrances existing on the date hereof;

               (iv) Increase the rate of compensation by more than 5 percent for any of the employees, or otherwise enter into or alter any employment, consulting, or service agreement affecting the Business;

               (v) Enter into any agreement for, or consummate, any sale, lease, abandonment or other disposition of any Assets other than the Inventories; or

               (vi) Enter into any transaction other than in the ordinary course of business.

          (e) ADVANCE OF FUNDS BY PURCHASER. If requested by the Seller, but only to the extent the Business consumes cash, the Purchaser will advance cash to the Seller on an interest-free basis to fund the Seller's operations between the Signing Date and the Closing Date. The amount of such advance will be due and payable by the Seller to the Purchaser on the earlier of the Closing Date or six months after the termination, for any reason, of this Agreement.

     4.12 POSTCLOSING COVENANTS. It is understood and agreed by the parties that, if the Seller is liquidated in connection with the winding up of its affairs prior to the fulfillment of all of its or the Purchaser's obligations hereunder, the Seller shall, prior to such liquidation, designate one its shareholders to be the sole representative of the Seller in all matters pertaining hereto, with full power of attorney to act on behalf of the other shareholders. Seller shall notify the Purchaser promptly of such designation.


                                    ARTICLE V

                                 INDEMNIFICATION

     5.01 INDEMNIFICATION BY THE SELLER. Subject to the provisions of Section 5.02, the Purchaser, upon demand, shall be indemnified by the Seller for the full amount of all Damages (as defined in Section 5.05 below) suffered by the Purchaser as a direct or indirect result of:

               (i) the inaccuracy of any representation or warranty made by the Seller in or pursuant to this Agreement;

               (ii) any failure by the Seller to perform any obligation or comply with any covenant or agreement specified herein or in any other document executed at the Closing;

               (iii) any claim asserted with respect to the Excluded Liabilities and any other liabilities, obligations or claims that are not Assumed Liabilities;

               (iv) the failure of the Seller to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Seller or the transactions contemplated by this Agreement; and

               (v) any liability of any kind, arising directly or indirectly out of a default under, or a breach of, any contract or commitment of any kind by the Seller prior to the Closing (it being understood that the cost of fulfilling warranty obligations of the Business arising prior to the Closing shall not be deemed to be such a liability).

     The Purchaser shall give the Seller prompt written notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 5.01. Unless such claim, action or proceeding is one which, if adversely determined, would have a materially adverse impact (in the reasonable judgment of Purchaser) on the Purchaser's liability in another proceeding, goodwill or reputation or on the future conduct by the Purchaser of its business or on its Tax or accounting positions, the Seller shall have the right, at its expense, to defend, contest, protest or otherwise control the resolution of any such claim, action or proceeding. In such case, the Seller shall keep the Purchaser apprised of material developments with respect to any such claim, action or proceeding, and the Purchaser shall have the right to consult with the Seller and to participate therein, subject to the Seller's right of control thereof, at Purchaser's expense and with counsel selected by the Purchaser. If the Seller shall notify the Purchaser (which notification shall be in writing) that the Seller has elected to assume any such defense, contest or protest, the Seller shall not be liable to the Purchaser hereunder for any legal or other expense subsequently incurred by the Purchaser in connection therewith.

     5.02 LIMITATION OF SELLER'S LIABILITY. The right of the Purchaser to be indemnified pursuant to Section 5.01(i):

               (i) shall not apply until the sum of the Damages suffered by the Purchaser on a cumulative basis equals or exceeds $55,000, provided that if and when such Damages on a cumulative basis equal or exceed $55,000, the Purchaser shall be entitled to recover 100% of the Damages suffered;

               (ii) shall apply to claims based solely on representations and warranties in Article II only if asserted by the Purchaser before the expiration of the survival period set forth in Section 6.01.

     In no event shall the Seller be liable to the Purchaser pursuant to this
Article V for Damages in excess of $2,225,000 (including the $350,000 placed into escrow pursuant to the Escrow Agreement).

     5.03 INDEMNIFICATION BY THE PURCHASER. Subject to the provisions of Section 5.04, the Seller, upon demand, shall be indemnified by the Purchaser for the full amount of all Damages suffered by the Seller as a direct or indirect result of:

               (i) the inaccuracy of any representation or warranty made by the Purchaser in or pursuant to this Agreement;

               (ii) any failure by the Purchaser to perform any obligation or comply with any covenant or agreement of the Purchaser specified herein or in any other document executed at the Closing; and

               (iii) any claim asserted with respect to the Assumed Liabilities.

     The Seller shall give the Purchaser prompt written notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 5.03. Unless such claim, action or proceeding is one which, if adversely determined, would have a materially adverse impact (in the reasonable judgment of Seller) on the Seller's liability in another proceeding, goodwill or reputation or on the future conduct by the Seller of its business or on its Tax or accounting positions, the Purchaser shall have the right, at its expense, to defend, contest, protest or otherwise control the resolution of any such claim, action or proceeding. In such case, the Purchaser shall keep the Seller and the Shareholders apprised of material developments with respect to any such claim, action or proceeding and the Seller shall have the right to consult with the Purchaser and to participate therein, subject to the Purchaser's right of control thereof, at its expense and with counsel selected by it. If the Purchaser shall notify the Seller that the Purchaser has elected to assume any such defense, contest or protest, the Purchaser shall not be liable to the Seller hereunder for any legal or other expense subsequently incurred by the Seller in connection therewith.

     5.04 LIMITATION OF PURCHASER'S LIABILITY. The right of the Seller to be indemnified pursuant to Section 5.03(i):

               (i) shall not apply until the sum of the Damages suffered by the Seller on a cumulative basis equals or exceeds $55,000 provided that, if and when such Damages on a cumulative basis equal or exceed $55,000, the Seller shall be entitled to recover 100% of the Damages suffered; and

               (ii) shall apply to claims based solely on representations and warranties in Article III only if asserted by the Seller and the Shareholders before the expiration of the survival period set forth in Section 6.01.

     In no event shall the Purchaser be liable to the Seller pursuant to this
Article V for Damages in excess of $2,225,000.

     5.05 DEFINITION OF "DAMAGES". For purposes of this Article V, the term "Damages" shall be determined and computed by reference to the effect of the compensable event on the party or parties entitled thereto, and shall be deemed to include (i) all losses, liabilities, expenses or costs incurred by such party or parties, including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and (ii) interest at a rate per annum equal to that announced from time to time by First National Bank of Boston as its "base rate" (or the legal rate of interest, if lower) from the date 90 days after written notice of any such claim for indemnification is given to the party from whom indemnification may be sought, or if an unliquidated claim, from such later date as the claim is liquidated, to the date full indemnification is made therefor.

     5.06 SOLE REMEDY. The sole remedy of the Purchaser for any and all claims of the nature described in Section 5.01, and the sole remedy of the Seller for any and all claims of the nature described in Section 5.03, shall be the indemnities and the limitations thereon set forth in this Article V; PROVIDED, HOWEVER, that the provisions of this Section 5.06 shall not in any way effect the validity of the Personal Guarantees.


                                  ARTICLE V(A)

                                   CONDITIONS


     5A.01 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to consummate the transactions to be performed by and in connection with the Closing is subject to satisfaction of the following conditions (any and all of which may be waived by the Purchaser):

          (a) The representations and warranties set forth in Article II, (other than those set forth in Section 2.04, 2.07 (a), (d), (e), (h) and (m), 2.08, 2.12, 2.14, 2.15, 2.17 (first sentence), 2.18, 2.19, 2.20 and 2.22), shall be true and correct at and as of the Closing Date, and Purchaser shall have received from Seller a certificate dated the Closing Date and executed by an officer of Seller certifying that such representations and warranties are true and correct as of the Closing Date;

          (b) The Seller shall have performed and complied with all of its covenants hereunder through the Closing;

          (c) No action, suit, or proceeding shall be pending before any court or administrative agency of any federal, state, or local jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent the consummation of the transactions contemplated by this Agreement, or would affect adversely the right of the Purchaser to acquire the Assets; and

          (d) The Seller shall have delivered to the Purchaser the documents and instruments described in Section 1.04(b)(i).

     5A.02 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by and in connection with the Closing is subject to satisfaction of the following conditions (any and all of which may be waived by the Seller):

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          (a) The representations and warranties set forth in Article III shall be true and correct at and as of the Closing Date, and Seller shall have received from Purchaser a certificate dated the Closing Date and executed by an officer of Purchaser certifying that such representations and warranties are true and correct as of the Closing Date;

          (b) The Purchaser shall have performed and complied with all of its covenants hereunder through the Closing;

          (c) No action, suit, or proceeding shall be pending before any court or administrative agency of any federal, state, or local jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent the consummation of the transactions contemplated by this Agreement, or would affect adversely the right of the Seller to acquire the Assets; and

          (d) The Purchaser shall have delivered to the Seller the documents and instruments described in Section 1.04(b)(ii).


                                   ARTICLE VI

                                  MISCELLANEOUS

     6.01 SURVIVAL OF REPRESENTATIONS. All representations and warranties set forth in Article II with respect to the Seller and in Article III with respect to the Purchaser shall survive the Closing for a period of eighteen months after the Closing, except for those in Sections 2.01, 2.02, 2.03, 2.11, 2.14, 2.18(b), 2.24, 3.01, 3.02, 3.03 and 3.06, which shall survive the Closing until 90 days after such time as claims with respect thereto shall be barred by the applicable statutes of limitation. No investigation by or on behalf of the parties hereto, whether before or after the Closing, shall be deemed to alter or limit any of the representations or warranties referred to in the preceding sentence or shall be used as a basis for any defense to any claim made with respect thereto.

     6.02 SCOPE, AMENDMENT AND WAIVER. This Agreement (including the Exhibits hereto and the Disclosure Statement) and other agreements executed contemporaneously herewith represent the entire understanding of the parties with respect to the subject matters thereof and any previous agreements or understandings between the parties regarding the subject matters thereof (including, without limitation, the Letter of Intent among the parties dated June 29, 1995 and any confidentiality agreements executed by the parties prior to the date hereof) are merged into and superseded by this Agreement and such other agreements. Without limiting the generality of the foregoing, any previous confidentiality agreement between the Seller and the Purchaser is hereby expressly terminated. This Agreement cannot be modified, amended or changed, nor may compliance with any provision hereof be waived, except by an instrument in writing executed by the party against whom enforcement of such modification, amendment, change or waiver is sought. Any waiver by a party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of such provision or


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

of any breach of any other provision of this Agreement. The failure of a party to insist upon strict compliance with any provision of this Agreement at any time shall not deprive such party of the right to insist upon strict compliance with such provision at any other time or of the right to insist upon strict compliance with any other provision hereof at any time.

     6.03 COMMUNICATIONS. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made and received
(i) upon delivery, if personally delivered, (ii) on the day actually received, if sent by facsimile transmission (with delivery confirmed), or (iii) one business day after being sent, if sent by overnight courier (with delivery confirmed), to the parties at the following addresses:

          (a) if to the Seller, to:

              Frank Mascis
              332 Charlemagne Boulevard, Apt. H201
              Naples, FL 33962
              Fax Number:  (813) 793-4675 (please telephone first)

                     and

              David Carls
              42 Cutting Cross Way
              Wayland, MA 01778
              Fax Number:  (508) 358-0043

              with a copy to:

              Hill & Barlow
              One International Place
              100 Oliver Street
              Boston, MA 02110
              Attention:  Terry Mahoney, Esq.
              Fax Number:  (617) 428-3500

          (b) if to the Purchaser, to:

              Thermo Vision Corporation
              27 Forge Parkway
              Franklin, MA  02038
              Attention:  President
              Fax Number:  (508) 520-1732


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

              with a copy to:

              Thermo Electron Corporation
              81 Wyman Street
              P. O. Box 9046
              Waltham, Massachusetts  02254-9046
              Attention:  General Counsel
              Fax Number:  (617) 622-1283

or to such other address or addresses as may hereafter be furnished by any party to the other parties hereto.

     6.04 GOVERNING LAW. This Agreement shall be governed by the law of the Commonwealth of Massachusetts applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof. The party or parties prevailing in any suit, action or proceeding arising out of or relating to this Agreement shall be entitled to the payment in full by the opposing party or parties thereto of all of the costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party or parties in bringing or defending such suit, action or proceeding.

     6.05 JURISDICTION AND VENUE. Any legal suit, action, or proceeding arising out of or relating in any way to this Agreement, any other agreement or instrument contemplated herein or the transactions contemplated hereby, including but not limited to actions seeking specific performance of the terms of this Agreement, actions for indemnity, actions seeking declaratory relief regarding the terms of this Agreement or actions for breach of this Agreement, shall be institute exclusively in the United States District Court for the Eastern District of Massachusetts, United States of America, or if such court shall not have subject matter jurisdiction over such action, a court of general jurisdiction of the Commonwealth of Massachusetts located in the City of Boston. Each party hereby waives any objection whatsoever that it may have now or hereafter to the laying of the venue of any such suit, action or proceeding exclusively in such courts, and irrevocably submits to the exclusive jurisdiction thereof in any such suit, action or proceeding.

     6.06 PARTIES IN INTEREST. Except as hereinafter contemplated, this Agreement and the respective rights and obligations of the parties hereunder may not be assigned by any party without the prior written consent of all of the other parties. Notwithstanding the foregoing, nothing herein contained shall prohibit the assignment by the Purchaser of certain or all of its rights hereunder to one or more Affiliates of the Purchaser, nor shall any assignment by operation of law in connection with the merger, consolidation or dissolution of any party hereto be prohibited. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

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

     6.07 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.08 HEADINGS. The headings of the Articles, Sections and Subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     6.09 NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          CORION CORPORATION


                                          By: /s/ David H. Carls
                                          --------------------------------
                                          Title:  President

                                          THERMO VISION CORPORATION

                                          By: /s/ Kristine A. Langdon
                                          --------------------------------
                                          Title:  President






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